Exhibit 99.1

CANO PETROLEUM ANNOUNCES DELAY IN FILING ITS QUARTERLY REPORT

IRVING, Texas—(BUSINESS WIRE)—On December 1, 2011, Cano Petroleum, Inc. (NYSE Amex: CFW) (“Cano”) announced that it was unable to file its quarterly report on Form 10-Q for the quarter ended September 30, 2011 within the time frame previously announced in its press release on November 22, 2011 due to unforeseen delays.  Cano estimates that it will file its quarterly report on or about December 12, 2011.

The preliminary results for the three months ended September 30, 2011 that Cano announced previously are updated as follows:

Total assets — $63 million to $64 million as of September 30, 2011

Total liabilities — $115 million to $117 million as of September 30, 2011

Stockholder deficit — $52 million to $54 million as of September 30, 2011

Revenue — $6 million for the three months ended September 30, 2011

Net income — $1 million to $2 million for the three months ended September 30, 2011

Additional details will be provided with the filing of the Form 10-Q for the quarter ended September 30, 2011.  Cano cautions that all of these results are preliminary and subject to change, possibly materially, following the completion and analysis of the financial statements for the first quarter, and that the above preliminary and unaudited financial information does not represent all of the information that would normally be included in a quarterly report on Form 10-Q with respect to Cano’s financial results.

Forward Looking Statements

Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Cano intends that all such statements be subject to the “safe-harbor” provisions of those Acts.  Many important risks, factors and conditions may cause Cano’s actual results to differ materially from those discussed in any such forward-looking statement.  These risks include, but are not limited to, estimates or forecasts of reserves, estimates or forecasts of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Cano Petroleum, Inc. to obtain additional capital, and other risks and uncertainties described in the Cano’s filings with the Securities and Exchange Commission.  The historical results achieved by Cano are not necessarily indicative of its future prospects.  Cano undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Cano Petroleum, Inc.

James R. Latimer, III, 214-687-0030

Chief Executive Officer

INFO@canopetro.com